Exhibit(l)

June 30, 2026

AMG BBH Asset-Backed Credit Fund, LLC

680 Washington Boulevard

Suite 500

Stamford, CT 06901

Re:  AMG BBH Asset-Backed Credit Fund, LLC

Ladies and Gentlemen:

We have acted as special Delaware counsel for AMG BBH Asset-Backed Credit Fund, LLC, a Delaware limited liability company (the “Company”), in connection with the matters set forth herein. At your request, this opinion is being furnished to you.

For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to the examination of originals or copies of the following:

(a)  The Certificate of Formation of the Company (filed under the name “AMG BBH Asset-Backed Fund, LLC”), dated as of November 10, 2025, as filed in the office of the Secretary of State of the State of Delaware (the “Secretary of State”) on November 10, 2025;

(b)  The Amended and Restated Certificate of Formation of the Company, dated as of December 2, 2025, as filed in the office of the Secretary of State on December 2, 2025 (reflecting, among other things, a change in the name of the Company to “AMG BBH Asset-Backed Credit Fund, LLC”) (the “LLC Certificate”);

(c)  The Limited Liability Company Agreement of the Company, dated as of December 5, 2025 (the “LLC Agreement”);

(d)  The By-Laws of the Company, dated as of December 5, 2025 (the “ByLaws”);

(e)  The Pre-Effective Amendment No. 3 to the Registration Statement on Form N-2 as filed with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933 and the Amendment No. 3 to the Registration Statement on Form N-2 as filed with the SEC under the Investment Company Act of 1940 (File Nos. 333-291973 and 811-24143) (the “Registration Statement”), with respect to the issuance of Class S units, Class I units and Class M units each representing of limited liability company interests in the Company (each, a “Unit” and collectively, the “Units”);

AMG BBH Asset-Backed Credit Fund, LLC

June 30, 2026

(f)  The Resolutions of the Organizational Meeting of the Board of Directors of the Company, dated March 19, 2026 (the “Resolutions” and, together with the LLC Agreement and the By-Laws, the “LLC Documents”);

(g)  A Certificate of an Officer of the Company, dated June 30, 2026, as to certain matters; and

(h)  A Certificate of Good Standing for the Company, dated June 25, 2026, obtained from the Secretary of State.

Initially capitalized terms used herein and not otherwise defined are used as defined in the LLC Agreement.

For purposes of this opinion, we have not reviewed any documents other than the documents listed in paragraphs (a) through (h) above. In particular, we have not reviewed any document (other than the documents listed in paragraphs (a) through (h) above) that is referred to in or incorporated by reference into the documents reviewed by us. We have assumed that there exists no provision in any document that we have not reviewed that is inconsistent with the opinions stated herein. We have conducted no independent factual investigation of our own, but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

For purposes of this opinion, we have assumed (i) that the LLC Agreement and the By-Laws constitute the entire agreement among the parties thereto with respect to the subject matter thereof, including with respect to the issuance of the Units, the admission of members to, and the creation, operation, management and termination of, the Company, and that the LLC Agreement, the By-Laws, the LLC Certificate and the Resolutions are in full force and effect and will not be amended, (ii) that any amendment or restatement of any document reviewed by us has been accomplished in accordance with, and was permitted by, the relevant provisions of said document prior to its amendment or restatement from time to time, (iii) except to the extent provided in paragraph 1 below, the due creation or the due organization or due formation, as the case may be, and valid existence in good standing of each party to the documents examined by us under the laws of the jurisdiction governing its creation or organization or formation, (iv) the legal capacity of natural persons who are signatories to the documents examined by us, (v) that each of the parties to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (vi) the due authorization, execution and delivery by all parties thereto of all documents examined by us, (vii) the payment by each person or entity to whom a Unit is to be issued by the Company (each, a “Member” and collectively, the “Members”) of the full consideration when and as the same shall become due from such person or entity for Units acquired by it, in accordance with the LLC Documents and the Registration

AMG BBH Asset-Backed Credit Fund, LLC

June 30, 2026

Statement, (viii) that the Units will be issued and sold to the Members in accordance with the LLC Documents and the Registration Statement, (ix) that the books and records of the Company set forth all information required by the LLC Documents and the Delaware Limited Liability Company Act (6 Del. C. §18-101, et seq.) (the “LLC Act”), including the names and addresses of all persons or entities to be admitted as members of the Company and the amount of the contributions of such members, and (x) that, to the extent applicable, all conditions to the issuance of the Units and the admission to the Company of the Members as members of the Company that are set forth in Sections 2.7, 5.1 and 8.12 of the LLC Agreement have been satisfied. We note that Other Agreements may have the effect of establishing rights under, or altering or supplementing the terms of the LLC Agreement, as provided in Section 8.16 of the LLC Agreement and, for purposes of this opinion, have not considered such Other Agreements and express no opinion with respect thereto. We have not participated in the preparation of the Registration Statement, other than this opinion, and assume no responsibility for its contents, other than this opinion.

This opinion is limited to the laws of the State of Delaware that are currently in effect (excluding the securities laws, tax laws and blue sky laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto.

Based upon the foregoing, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1.  The Company has been duly formed and is validly existing in good standing as a limited liability company under the LLC Act.

2.  The Units will represent validly issued and, subject to the qualifications set forth in paragraph 3 below, fully paid and nonassessable limited liability company interests in the Company.

3.  The Members shall not be obligated personally for any of the debts, obligations or liabilities of the Company, whether arising in contract, tort or otherwise, solely by reason of being a member of the Company, except as a Member may be obligated to repay any funds wrongfully distributed to it. We note that the Members may be obligated to make payments as set forth in the LLC Agreement.

We consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement. In giving the foregoing consent, we do not thereby admit that we come within the category of persons or entities whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

Very truly yours,

ZDK/ZES